Vanguard Extended Market Index Fund

Supplement to the Prospectus and Summary Prospectus for Investor
Shares and Admiral Shares dated August 12, 2013

Prospectus and Summary Prospectus Text Changes

The paragraph and table under "Fees and Expenses" are replaced with the following:

Fees and Expenses
The following table describes the fees and expenses you may pay if you buy and hold Investor Shares or Admiral Shares of the Fund.

Shareholder Fees
(Fees paid directly from your investment)

                                         Investor Shares Admiral Shares
Sales Charge (Load) Imposed on Purchases None            None
Purchase Fee                             None            None
Sales Charge (Load) Imposed on
Reinvested Dividends                     None            None
Redemption Fee                           None            None
Account Service Fee (for certain fund
account balances below $10,000)          $20/year        $20/year

Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

                                         Investor Shares Admiral Shares
Management Fees                          0.21%           0.08%
12b-1 Distribution Fee                   None            None
Other Expenses                           0.03%           0.02%
Total Annual Fund Operating Expenses1    0.24%           0.10%

1 The expense information shown in the table has been restated to reflect the removal of expenses incurred indirectly by the Fund through its investment in business development companies. The Fund?s benchmark index no longer includes business development companies.

(over, please)

In the same section, under "Examples," the table illustrating hypothetical expenses is restated as follows:

                1 Year      3 Years      5 Years      10 Years
Investor Shares $25         $77          $135         $306
Admiral Shares  $10         $32          $56          $128

2014 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 859 042014